FOR IMMEDIATE RELEASE FEBRUARY 12, 2004

Contact: Lawrence Pemble

Robert Goodwin

Chindex International, Inc.

(301) 215-7777

CHINDEX INTERNATIONAL, INC.

Announces Third Quarter and Nine Month Results

BETHESDA, MARYLAND (February 12, 2004) . . . Chindex International, Inc. (NASDAQ: CHDX), the leading independent American company providing Western healthcare products distribution and medical services in the People's Republic of China, today announced its third quarter and nine month results for the period ending December 31, 2003.

Revenue for this year's third quarter was $21.6 million with a net loss of $383,000 or a loss per share of $0.10. This compares to revenue of $22.3 million with net income of $687,000 or earnings per share of $0.19 for the same period last year.

Revenue for this year's nine-month period was $63.2 million with a net loss of $1,503,000 or a loss per share of $0.40. This compares to revenue of $55.0 million with net income of $451,000 or earnings per share of $0.13 for the same period last year.

Roberta Lipson, Chindex President and CEO, commented on the Company's quarterly and nine month results from the Chindex offices in Beijing:

"Our results were mixed across our three divisions in this quarter. In the Healthcare Services division we were pleased to see the residual operational challenges resulting from the SARS epidemic in Beijing at our hospital, Beijing United Family Hospital and Clinics (BJU), and the clinic in Shunyi county move fully into history. The three month results for BJU and the clinic were strong and exceeded the levels in the pre-SARS period. At Shanghai United Family Hospital and Clinics (SHU), the construction work, including the redesigned aspects as a result of SARS, is well underway.

Most negatively impacted in the period was our Medical Capital Equipment division, whose results this quarter were absent any loan program revenues. These revenues accounted for a large portion of last year's quarterly results. This was due to delays in finalizing the governmental framework agreements between China and the United States that are necessary for our loan programs to be executed. These framework agreements are routine aspects of the bilateral trade relationship between China and the U.S. We monitor the progress of the negotiations quite closely, of course, and expect them to be finalized later this year. Once they are in place, we will be able to move forward with our programs as we have in the past. There are a significant number of projects in process awaiting the availability of this credit program. At the same time, we are in competition for the supply of medical equipment financed using similar loan arrangements made available by the German export credit agency. The goods are manufactured by our business partner, Siemens, in Germany.

The Healthcare Products Distribution division had profitable results and increased gross margin, while seeing a slight decline in revenue, for the period. This was the result of increased sales of higher margin products and the decline in flow through revenue from one lower margin logistics client during the period. The gross margin in the logistics business is typically lower than in product sales. The product sales in the retail pharmacy and hospital markets continued to increase in line with our strategic planning for the year.

This is an exceptional time in China and we have positioned ourselves to share in China's projected growth. At the corporate level we have continued our internal programs to invest prudently in the infrastructure we need to continue our overall growth pattern over time. In particular this year we have brought new IT systems online at the corporate and hospital levels. These programs have added to our expense line in the near term while preparing us well for increased returns in the future. Chindex's success over many years has been based on our commitment to the implementation of our strategic plan. We expect to experience period to period fluctuations as we have in the past. We have historically seen strong growth trends in our businesses over time and we believe we are well positioned for the future," Lipson concluded.

Chindex is a leading American company in healthcare in the Greater Chinese marketplace including Hong Kong. It provides representative and distribution services to a number of major multinational companies including Siemens AG (diagnostic color ultrasound scanners under the Acuson and Siemens brand names), Becton-Dickinson (including vascular access, infusion and critical care systems), Johnson & Johnson (clinical chemistry analyzers), and Guidant (interventional cardiology products including stents, balloon catheters and guide wires). Its distribution channels to the retail pharmacy industry in China have been developed through a relationship with a major multinational cosmetics manufacturer. It also provides healthcare services through the operations of its private hospital corporation in China. With twenty-two years of experience, over 600 employees, and operations in the United States, China and Hong Kong, the Company's strategy is to expand its cross-cultural reach by providing leading edge technologies, quality products and services to Greater China's professional communities. Further company information may be found at the Company's websites, www.chindex.com and www.unitedfamilyhospitals.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to the Company's (i) performance goals, including successful conclusion of efforts to secure government-backed financing, (ii) future events and earnings, including revenues from the Company's developmental businesses such as healthcare services, (iii) markets, including growth in demand in China for the Company's products and services, (iv) proposed new operations, including expansion of its healthcare services business, (v) the impact of the SARS epidemic, including the recovery of delayed or reduced sales, (vi) the timing of the opening of new hospital facilities, and (vii) the availability of loan funds. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #

Financial Summary Attached

CHINDEX INTERNATIONAL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	December 31,2003	December 31,2002	December 31,2003	December 31,2002

Total sales and service revenue	$21,630,000	$ 22,270,000	$ 63,159,000	$ 55,039,000

Cost and Expenses
Cost of goods and services sold	14,124,000	15,192,000	42,831,000	36,627,000
Salaries and payroll taxes	4,325,000	3,573,000	12,541,000	10,420,000
Travel and entertainment	844,000	954,000	2,060,000	2,164,000

Other	2,858,000	2,069,000	7,522,000	5,440,000
(Loss) income from operations	(521,000)	482,000	(1,795,000)	388,000
Minority interest	0	79,000	0	50,000
Other (expenses) and income
Interest expense	(67,000)	(27,000)	(186,000)	(50,000)
Interest income	10,000	25,000	39,000	44,000
Miscellaneous income (expenses) -net	76,000	(22,000)	90,000	(108,000)
(Loss) income before income taxes	(502,000)	537,000	(1,852,000)	324,000
Benefit from (provision for) income taxes	119,000	150,000	349,000	127,000
Net (loss) income	$ (383,000)	$687,000	$ (1,503,000)	$ 451,000
Net (loss) income per common share - basic	$ (0.10)	$0.19	$ (0.40)	$ 0.13
Weighted average shares outstanding - basic	3,757,370	3,708,232	3,735,861	3,603,777
Net (loss) income per common share - diluted	$ (0.10)	$0.19	$ (0.40)	$ 0.12
Weighted average shares outstanding - diluted	3,757,370	3,713,415	3,735,861	3,654,156